Exhibit 1.2

[Transatlantic Holdings, Inc. letterhead]

December 7, 2005

American International Group, Inc.

70 Pine Street

New York, NY 10270

Re: Transatlantic Holdings, Inc. – Offering of Senior Notes

Ladies and Gentlemen:

This letter agreement sets forth the terms under which certain subsidiaries of American International Group, Inc., a Delaware corporation (“AIG”), will participate in the proposed offering (the “Debt Offering”) by Transatlantic Holdings, Inc., a Delaware corporation (the “Company”), of up to $750,000,000 in aggregate principal amount of 5.75% Senior Notes due 2015 (the “Senior Notes”). AIG shall designate such subsidiaries (the “Designated Subsidiaries”) by written notice to the Company no later than 1 business day prior to closing of the Debt Offering. A complete list of the subsidiaries which may be designated is set forth in Annex A attached hereto.

Of the $750,000,000 in aggregate principal amount of Senior Notes offered by the Company in the Debt Offering, $300,000,000 in aggregate principal amount of Senior Notes (the “Underwritten Notes”) will be purchased by Banc of America Securities LLC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated in a firm commitment underwriting.

The Company hereby agrees that, contingent upon the consummation of the offering of the Underwritten Notes, it shall sell and deliver to the Designated Subsidiaries at the time of the delivery of the Underwritten Notes, and the Designated Subsidiaries agree that at such time they shall purchase from the Company, $450,000,000 in aggregate principal amount of Senior Notes (the “AIG Notes”) at a purchase price of 99.512% of the aggregate principal amount thereof. The obligation of the Designated Subsidiaries of AIG to purchase the Senior Notes is conditioned on the satisfaction, without waiver or amendment, of all the conditions to consummation of the Debt Offering applicable to the underwriters set forth in Section 5 of the underwriting agreement attached to this letter.

Until the earlier of (i) the date AIG ceases to be an affiliate of the Company (within the meaning of Section 2(a)(11) of the Securities Act of 1933), (ii) such time as neither AIG nor any of its subsidiaries or affiliates beneficially own any of the AIG Notes and (iii) the Company is no longer eligible to file a registration statement on Form S-3 (or any successor form) permitting a delayed or continuous offering, the Company will keep current and effective a registration statement on Form S-3 (or any successor form) under the Securities Act of 1933 permitting resale of the AIG Notes from time to time in a manner designated by AIG and to prepare and keep current a prospectus in a form reasonably approved by AIG to permit such resales. Without prejudice to the Company's obligations under the preceding sentence, the Designated Subsidiaries and the Company will, within 60 days of the date of this letter, enter into a registration rights agreement to supplement this registration obligation, which registration rights agreement will contain customary representations, warranties and covenants of the Company, including to enter into underwriting agreements, and indemnification and contribution provisions.

This letter may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

This letter will be governed by the laws of the State of New York.

Please acknowledge your acceptance of and agreement with the terms set forth in this letter by countersigning in the space provided below.

Very truly yours,

TRANSATLANTIC HOLDINGS, INC.

By:	/s/ Gary A. Schwartz
Name: Gary A. Schwartz
Title: Senior Vice President &
General Counsel

Accepted and Agreed as of the date hereof:

AIG GLOBAL INVESTMENT CORP.,

as investment adviser to Designated Subsidiaries of AIG

By:	/s/ Richard A. Mercante
Name: Richard A. Mercante
Title: Managing Director

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Robert A. Gender__________________
Name: Robert A. Gender
Title: Vice President and Treasurer

By:	/s/ Kathleen E. Shannon_______________
Name: Kathleen E. Shannon
Title: Senior Vice President and Secretary

ANNEX A

The Variable Annuity Life Insurance Company

AIG Annuity Insurance Company

AIG Life Insurance Company

American International Life Assurance Company of New York

American General Life Insurance Company

The United States Life Insurance Company in the City of New York

AIG Edison Life Insurance Company

SunAmerica Life Insurance Company